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                                                                  EXHIBIT 99.1

                 Communication Intelligence Corporation Reports
                      Second Quarter 2001 Financial Results

     REDWOOD SHORES, Calif., July 26 /PRNewswire/ -- Communication Intelligence Corporation (Nasdaq: CICI) ("CIC" or the "Company"), bringing you "The Power to Sign Online(TM)," announced today its financial results for the three and six month periods ended June 30, 2001.

     Revenues for the three months ended June 30, 2001 increased 52% to $1.9 million as compared to $1.25 million for the corresponding quarter of the prior year. The net loss applicable to common stockholders for the three months ended June 30, 2001 decreased to $693,000 compared to a net loss of $1.1 million for the corresponding quarter of the prior year. The increase in revenue was primarily attributable to an increase in Enterprise and OEM revenue. The Enterprise revenue includes a breakthrough order from Prudential Insurance Company of America, for CIC's biometric electronic signature software to be used by their field sales organization when completing policy applications for prospective customers, enabling Prudential for an eventual nationwide rollout.

     The decrease in net loss for the second quarter of 2001 was primarily attributable to the increase in revenue mentioned above, partially offset by a 6% increase in total operating costs and expenses. The increase in total operating costs and expenses was primarily attributable to an increase in product development and non-cash amortization expense of intangibles from CIC's acquisition of PenOp in October 2000, offset by a decrease in cost of goods sold related to the Company's Online revenue and China sales. The basic and diluted loss per share was $0.01 on approximately 90.5 million weighted average common shares outstanding for the three months ended June 30, 2001 as compared to a basic and diluted loss of $0.01 per share on approximately 84.4 million weighted average common shares outstanding for the corresponding quarter of the prior year.


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     Revenues for the six months ended June 30, 2001 increased 34% to $3.52 million as compared to $2.63 million for the corresponding period of the prior year. The net loss applicable to common stockholders for the six months ended June 30, 2001 decreased to $1.4 million as compared to a net loss of $2.0 million for the corresponding six months of the prior year. The decrease in net loss for the six months ended June 30, 2001 was primarily attributable to the increase in revenue, partially offset by a 5% increase in total operating costs and expenses. The increase in total operating costs and expenses was primarily attributable to increases in product development and non-cash amortization expenses of intangibles from CIC's acquisition of PenOp, offset by a decrease in cost of goods sold related to all the Company's revenue segments. The basic and diluted loss per share was $0.02 on approximately 90.4 million weighted average common shares outstanding for the six months ended June 30, 2001 as compared to a basic and diluted loss of $0.02 per share on approximately 83.7 million weighted average common shares outstanding for the corresponding period of the prior year.

     Guido DiGregorio, president and CEO stated, "I am pleased to report that despite the negative economic climate, CIC continues to increase revenues. I am delighted that Prudential, one of the largest insurance companies in the United States, chose our technology to enhance effectiveness and productivity. When complete, the installation will be one of the largest eSignature installations in the world. We are well positioned with the right products, the right partners and the right focus to achieve sustained earnings growth and to increase shareholder value." He further commented, "Based upon first half order activity, we are forecasting increasing revenue and a return to profitability in the second half of the year, subject to there being no further deterioration in our market negatively impacting corporate spending."

     Selected financial information follows. Detailed corporate and financial information is available on CIC's website at http://www.cic.com.

About CIC

     Communication Intelligence Corporation (CIC) is the leading supplier of natural input and electronic signature solutions for wireless Internet and e-Commerce applications enabling the world with "The Power to Sign Online(TM)." The Company's core software technologies include multilingual handwriting recognition systems, biometric signature verification, natural messaging, and operating system extensions that enable pen input. CIC's products are designed to increase the ease of use, functionality, and security of wireless electronic devices ranging from handheld companions to cellular phones. Ericsson, Fujitsu, Hitachi, Microsoft, Mitsubishi, National Semiconductor and IBM among others have licensed the Company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

     Certain statements contained in this press release, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," and other words of similar import, constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions. These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

     NOTE: CIC and its logo are registered trademarks of Communications Intelligence Corporation. All other trademarks and registered trademarks are the property of their respective holders.

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     CONTACT: Marjorie L. Bailey of Communication Intelligence Corporation,
+1-650-802-7779, or mbailey@cic.com.


                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                (Dollars in thousands, except per share amounts)


                               Three Months Ended         Six Months Ended
                                   (unaudited)               (unaudited)
                              06/30/01     06/30/00     06/30/01    06/30/00


    Revenues (A)              $1,903        $1,250       $3,521      $2,627

    Net loss applicable to
     common stockholders      $(693)      $(1,127)     $(1,434)    $(2,015)

    Basic and diluted loss
     per common share        $(0.01)       $(0.01)      $(0.02)     $(0.02)

    Weighted average common
     shares outstanding       90,542        84,370       90,384      83,684



                 Selected Consolidated Balance Sheet Information
                             (Dollars in thousands)


                                                     06/30/01       12/31/00
                                                    (unaudited)

    Cash & cash equivalents                           $3,618         $2,349

    Total current assets                              $5,502         $4,550

    Total assets                                     $11,994        $11,302

    Deferred revenue (B)                                $130            $61

    Total current liabilities (C)                     $1,174         $1,441

    Total stockholder's equity                        $7,691         $8,307


    NOTES:

   (A) Revenues include nonrecurring maintenance revenues from M10
       (formerly PenOp) of $352,000, net for the six-month period ended June 30, 2001.
   (B) Deferred revenues consist principally of deferred maintenance contract revenue.
   (C) Includes deferred revenues of $130 and $61 for period ended June
       30, 2001 and December 31, 2000, respectively.

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     /CONTACT: Marjorie L. Bailey of Communication Intelligence Corporation,
     +1-650-802-7779, or mbailey@cic.com/